Exhibit 10.7
2017-2019 LTI Umbrella Plan
2017-2019 Performance Goal and Award Pool
The performance goal for the LTI Performance Period shall be an average of $5.0 million per year over the LTI Performance Period in Net cash provided by operating activities, as reported in the Company’s Statements of Consolidated Cash Flows (“Cash Flow”). The maximum value of shares of common stock issuable upon reaching performance goal shall equal 15% of the aggregate Cash Flow over the LTI Performance Period.
Allocation of Award Pool to Executives

Executive Name	Executive Title	Percent of Pool Allocated to Executive[1]
Jack A. Hockema	Chief Executive Officer	49.2390%
Keith A. Harvey	President and Chief Operating Officer	26.5170%
John M. Donnan	EVP - Legal, Compliance and Human Resources	10.5047%
John Barneson	SVP - Corporate Development	8.6368%
[Other Designated Participant]	[Designated Participant Title]	5.1026%

1 Subject to an aggregate maximum value per executive of $5.0 million and an aggregate maximum of 500,000 shares of common stock per executive per calendar year, pursuant to the Equity Incentive Plan.

Administrative Provisions

The 2017-2019 LTI Umbrella Plan only applies to the calculation and award of incentive awards, if any. There will be no duplication of benefits created by the 2017-2019 LTI Umbrella Plan.

The 2017-2019 LTI Umbrella Plan will not increase any benefits that may be payable under any severance and/or change in control agreements.